Exhibit 10.1
RESTRICTED STOCK UNIT AND DEFERRED CASH AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AND DEFERRED CASH AWARD AGREEMENT (this “Agreement”) is made by and between Cowen Inc. (the “Company”), and [insert name], (the “Grantee”), as of February 1, 2022 (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to grant to the Grantee the restricted stock units award (the “RSU Award”) and deferred cash award (the “Deferred Cash Award”) described herein (collectively, the “Awards”), subject to the terms of the Cowen Inc. 2020 Equity and Incentive Plan, as amended in 2021 (the “Plan”);
WHEREAS, the RSU Award shall consist of a grant of restricted stock units of Cowen Inc. in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, the Deferred Cash Award shall consist of a grant of deferred cash in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, the Grantee has accepted the grant of the Awards and hereby agrees to the terms and conditions hereinafter stated; and
WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan;
NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:
ARTICLE I
Section 1.1 -Grant of Restricted Stock Units.
The RSU Award granted to the Grantee by the Company as of the Grant Date consists of [insert] restricted stock units (“RSUs”) pursuant to the terms and subject to the conditions and restrictions of this Agreement and the Plan. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock. Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid times the number of then unsettled RSUs. Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying the RSU is transferred to the Grantee in accordance with this Agreement.
Section 1.2 -Grant of Deferred Cash.
The Deferred Cash Award granted to the Grantee by the Company as of the Grant Date consists of the right to receive [insert] dollars ($[insert]) in deferred cash, less applicable taxes and payroll deductions and subject to the conditions and restrictions of this Agreement and the Plan (“Deferred Cash”). Until the Company pays the Grantee Deferred Cash under this Agreement, all funds shall continue to be part of the general funds of the Company, and title to and beneficial ownership of any assets, whether cash or investments, which the Company may, in its sole discretion, set aside or earmark to meet its obligations hereunder shall at all times

Exhibit 10.1
remain in the Company until paid to the Grantee. The Grantee shall not under any circumstances acquire any property interest in any specific assets of the Company.
Section 1.3 -Vesting and Settlement of Awards.
(a)Normal Vesting and Settlement Schedule. The RSU Award shall vest and be settled as follows: (i) twelve and one half percent (12.5%) on September 1, 2022; (ii) twelve and one half percent (12.5%) on June 1, 2023; (iii) twenty-five percent (25%) on June 1, 2024; (iv) twenty-five percent (25%) on June 1, 2025; and (v) twenty-five percent (25%) on June 1, 2026; and the Deferred Cash will vest as follows: (vi) twelve and one half percent (12.5%) on August 15, 2022; (vii) twelve and one half percent (12.5%) on May 15, 2023; (viii) twenty-five percent (25%) on May 15, 2024; (ix) twenty-five percent (25%) on May 15, 2025; and (x) twenty-five percent (25%) on May 15, 2026 (each a “Vesting Date”, and collectively, the “Vesting Dates”), provided that (A) as of each Vesting Date the Grantee is employed in Good Standing by the Employer; and (B) with respect to the settlement of RSUs, the Grantee satisfies the Tax Withholding Amount (defined below). Vested Deferred Cash will be settled and paid via payroll by the first regularly schedule payroll after the Vesting Date.
(b)Interest on Deferred Cash. For each period of time in which a portion of the Deferred Cash Award remains unvested, and has not been forfeited, the Grantee shall be entitled to interest on the unvested amount at a rate equal to 70 basis points per annum. Any interest accrued with respect to the Deferred Cash Award as of a given Vesting Date shall be paid in full when the vested Deferred Cash is settled. In the event that the Grantee forfeits the right to receive any unvested Deferred Cash, the Grantee also forfeits any then-accrued and unpaid interest.
(c)Vesting and Settlement in the Event of a Qualifying Termination. Any unvested Awards shall vest and be settled in full due to a Qualifying Termination, provided that (i) the Grantee (or Grantee’s executor or estate as applicable) satisfies the Tax Withholding Amount related the settlement of the RSU Award; and (ii) the Grantee (or Grantee’s executor or estate as applicable) executes, delivers, and does not revoke a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, within seven (7) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty-two (52) days). For purposes of vesting and settlement under this Section, the vesting date shall be the date Grantee’s employment terminates, and the settlement date will be within sixty (60) days thereafter. If the settlement under this Section could occur in more than one taxable year depending on the date Grantee executes and returns the general release, then, regardless of the year in which Grantee executes and returns the general release, the settlement date will be the later of (y) January 1 of the next calendar year; or (z) the next payroll date that is at least ten (10) business days after the general release becomes irrevocable. If the Grantee (or Grantee’s executor or estate as applicable) does not execute and deliver the general release within the time permitted (or if the Grantee (or Grantee’s executor or estate as applicable) revokes the general release if permitted by law), all unvested Awards will be forfeited as of the date of termination of employment.
(d)Vesting and Settlement in the Event of a Qualifying Retirement. Any unvested Awards shall vest on the date of the Grantee’s Qualifying Retirement and shall be settled at such times set forth in Section 1.3(a) above, provided that (i) the Grantee satisfies the Tax Withholding Amount related the settlement of the RSU Award; (ii) the Grantee executes, delivers, and does not revoke a general release of claims in favor of the Company and its Affiliates, in a form requested by the Company, within seven (7) days (or such longer period as required by law for the release to become effective, but in no event longer than fifty (50) days); and (iii) prior to each settlement date after Grantee’s Retirement Date, Grantee has provided the Company with a notarized affidavit in a form requested by the Company, which will include, but

Exhibit 10.1
not be limited to, affirming whether Grantee is in compliance with this Agreement, whether the Grantee is engaged in a Competitive Activity, and disclosing Grantee’s then current employer, if any. In the event that the Grantee engages in any Competitive Activity prior to an applicable settlement date, the Grantee shall forfeit for no consideration all unsettled Awards that vested pursuant to this Section. Notwithstanding anything herein to the contrary, for purposes of vesting and settlement under this Section, the vesting date shall be the date Grantee’s employment terminates, and the settlement date will be the later of the date the general release becomes irrevocable and the settlement date set forth in Section 1.3(a) above. If the Grantee does not execute and deliver the general release within the time permitted (or if the Grantee) revokes the general release if permitted by law), all unvested Awards will be forfeited as of the date of termination of employment.
(e)Vesting and Settlement Provision in Employment Agreement. In the event that the Grantee is a party to an employment agreement with compensation terms in effect as of the Grant Date (“Employment Agreement”) that provides for accelerated vesting of any equity-based or deferred cash awards upon any event not specified in this Section, the vesting terms of such Employment Agreement shall control and the Awards will vest in accordance with the terms of such Employment Agreement upon the occurrence of such event and shall be settled within sixty (60) days of vesting, provided the Grantee has satisfied any Tax Withholding Amount related to such vesting.
Section 1.4 -Forfeiture.
Except as set forth above, if the Grantee’s employment with the Employer is terminated, then any unvested Awards shall immediately be forfeited to the Company (and in the case of a voluntary resignation, such forfeiture shall occur as of the commencement of the Notice Period, as defined below), and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then-unvested Awards. Additionally, if the Company reasonably determines, in its sole discretion, that the Grantee has violated the Notice of Termination Section of this Agreement, the Restrictive Covenants Section of this Agreement, or other notice obligations or restrictive covenants to which Grantee is otherwise subject, or commits an act or omission which would qualify as Cause (defined below) (any of these violations, a “Breach”), then any unvested Awards shall immediately be forfeited to the Company as of the date of the Company’s determination, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Awards.
Section 1.5 -Taxes.
The Grantee agrees to pay promptly, at the time the Grantee recognizes taxable income or wages in respect of the Awards, the minimum amount equal to the federal, state, and local taxes and withholdings the Company determines are required to be withheld under applicable tax laws with respect to the Awards (the “Tax Withholding Amount”), and subject to the conditions and restrictions of this Agreement and the Plan. In the case of a Qualifying Retirement, FICA taxes (e.g., social security and Medicare) are due on all vested but unsettled RSUs. With respect to the Deferred Cash, the Deferred Cash paid to the Grantee will be reduced by the Tax Withholding Amount. With respect to RSUs, payment of the Tax Withholding Amount may be effected through (a) payment by the Grantee to the Company in cash or cash equivalents; (b) at the discretion of the Company, and in accordance with Company policy, either (x) the Company withholding the number of shares of Stock with an aggregate fair market value on the date of vesting equal to the Tax Withholding Amount; or (y) selling shares to cover the Tax Withholding Amount on the open market; or (c) at the discretion of the Company, any combination of these methods. If the Grantee does not pay the Tax Withholding Amount in accordance with the terms of this Section within forty-five (45) days after the Vesting Date, at the election of the Company,

Exhibit 10.1
any then-vested, but unsettled, RSUs having an aggregate value equal to the Tax Withholding Amount (as determined by the Company in its sole discretion) shall immediately be forfeited to the Company and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.
ARTICLE II
Section 2.1 - Definitions. Notwithstanding the definitions set forth in this Section, if the Grantee is subject to an Employment Agreement that defines “Cause,” “Disability,” or “Good Standing,” such term will have the meaning set forth in the Employment Agreement, as amended by any subsequent deferred compensation award agreements.
(a)“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
(b)“Cause” means when the Employer, in its sole discretion in good faith, determines that: (i) the Grantee has breached any material provision of the Plan; this Agreement; Grantee’s Employment Agreement, offer letter, Terms and Conditions of Employment, or any deferred compensation award agreement including, but not limited to, the Notice of Termination Section or Restrictive Covenants Section below or in Grantee’s Employment Agreement or Terms and Conditions of Employment; (ii) the Grantee has been indicted for, convicted of, pled guilty or nolo contendere to, or committed any felony, or has been convicted of or pled guilty or nolo contendere to any other crime (whether or not related to the Grantee’s duties for the Employer or any Affiliate) with the exception of minor traffic offenses; (iii) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities; (iv) the Grantee has violated or has failed to comply with the internal policies of the Employer or any Affiliate, including its policies against discrimination, harassment or retaliation, or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Employer or any Affiliate; (v) the Grantee has failed to perform a material duty of Grantee’s position including, by way of example and not of limitation, Grantee’s insubordination, or failure or refusal to follow an instruction reasonably given by Grantee’s superiors in the course of employment; and (vi) the Grantee has committed an act which results in negative publicity to the Company, regardless of whether such act occurred within the performance of his or her duties or responsibilities.
(c)“Competitive Activity” means, directly or indirectly, on behalf of a Competitor engaging in any activity which is the same as or reasonably similar to: (1) the positions Grantee has held with the any Cowen Inc. Company, (2) the activities Grantee has performed for any Cowen Inc. Company, (3) the activities Grantee gained knowledge of by virtue of his or her work for a Cowen Inc. Company; or (4) any activity engaged in by any department, division, or other group Grantee has managed on behalf of a Cowen Inc. Company. Competitive Activity includes being involved in any manner as an employee, stockholder, owner, officer, director, partner, agent, consultant, independent contractor, registered representative or in any other corporate or representative capacity. Competitive activity applies within the United States; provided, however, that if Grantee’s activities or position are located in, involve contact with or Grantee conducts business with countries other than the United States, it includes those countries, as permitted by law.
(d)“Competitor” includes any company, partnership, entity or person which is currently competitive with, or is preparing to be competitive with, a Cowen Inc. Company.
(e)“Cowen Inc. Company” includes Cowen Inc. and its subsidies, affiliates and joint ventures including, but not limited to, Cowen Investment Management LLC, Cowen and

Exhibit 10.1
Company, LLC, Kyber Data Science LLC, Cowen Digital LLC, ATM Execution LLC, Westminster Research Associates, Cowen Execution Services Limited, Cowen International Limited, and each of their subsidiaries, affiliates and joint ventures.
(f)“Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer or any Affiliate.
(g)“Employer” means the Company or the Affiliate of the Company that employs the Grantee.
(h)“Good Standing” means that Grantee remains actively employed and (i) has not been given notice of the termination of Grantee’s employment; (ii) has not given notice of resignation or resigned, other than notice of a Qualifying Retirement; and (iii) is not currently suspended or under investigation for conduct that could, in the Company’s good faith determination, result in a termination for Cause.
(i)“Length of Service” means Grantee’s completed years of service with any Cowen Inc. Company as reflected in Cowen’s human resources management system (currently Workday);
(j) “Qualifying Retirement” means the Grantee’s voluntary resignation that satisfies each of the following conditions: (i) as of the date Grantee provides resignation notice: (A) Grantee is at least fifty-eight (58) years of age, (B) Grantee’s Length of Service is at least five (5) years; and (C) Grantee’s age plus Length of Service equals at least sixty-eight (68) years; (ii) Grantee has provided the Employer with at least six (6) months prior written notice of the Grantee’s intention to voluntarily resign in order to retire (such notice to specify, among other things as may be required by the Employer, the intended Retirement Date); (iii) the Grantee continues to use his or her best efforts in the performance of his or her duties and responsibilities, including hiring Grantee’s replacement if requested by the Company, through Grantee’s Retirement Date; (vi) Grantee remains in Good Standing with the Employer through Grantee’s Retirement Date, and (v) Cause does not exist from the time the resignation notice is provided by the Grantee through the Grantee’s Retirement Date.
(k)“Qualifying Termination” means termination of the Grantee’s employment due to (i) termination by the Employer without Cause; or (ii) Grantee’s death or Disability.
(l)“Retirement Date” means the date Grantee’s employment terminates due to a voluntary resignation due to a Qualifying Retirement.
Section 2.2 - Notice of Termination.
Other than for a Qualifying Retirement, Grantee shall not voluntarily resign without first giving advanced written notice of the effective date of Grantee’s resignation. The length of Grantee’s notice period (“Notice Period”) and the amount of advanced written resignation notice is based on Grantee’s corporate title and business division on the date Grantee provides resignation notice as follows:

Exhibit 10.1

Corporate Title	Length of Notice Period
Managing Director	4 months
Director	3 months
Investment Banking - Vice President, Associate and Analyst	2 months
Markets - Vice President, Associate and Analyst	2 months
Research – Vice President and Associate	2 months
All other titles (less senior than Director) not otherwise listed on this chart	2 months

This Notice of Termination Section expressly supersedes any shorter Notice Periods set forth in any offer letter, Terms and Conditions of Employment, or deferred compensation award agreement; provided, however, that if Grantee has agreed to a longer Notice Period pursuant to an offer letter, Terms and Conditions of Employment, or deferred compensation award agreement, the longer length of time governs. If the Grantee has an Employment Agreement in effect as of the Grant Date that contains a Notice Obligation, then that provision governs.
Grantee must deliver written notice of resignation pursuant to this Section to Grantee’s manager with a copy to the Head of Human Resources by hand, e-mail, or mail with proof of delivery (such as certified mail, UPS, or FedEx). If Grantee is resigning to take another position, Grantee agrees to identify the new employer in the written resignation notice. Unless Grantee receives prior written consent from the head of Grantee’s Division, Grantee agrees not to send out a “goodbye” e-mail or other written communication, either internally to employees or externally, announcing Grantee’s resignation or departure. The obligations in this Section are Grantee’s “Notice Obligations”.
During the Notice Period, Grantee continues to be an employee. Grantee will continue to receive Grantee’s base salary or draw on a normal payroll cycle and remain eligible for benefits through the last day of employment. Grantee will not be eligible to receive any bonus, incentive compensation or paid time off. Grantee will forfeit any deferred compensation as of the date Grantee provides resignation notice. As an employee, Grantee may not perform services for another employer during the Notice Period, and Grantee continues to be bound by all fiduciary duties and policies and procedures. During the Notice Period, the Employer or the Company may (i) require Grantee to transition duties and responsibilities; or (ii) withdraw any powers vested in, or duties assigned to, Grantee. The Employer and the Company also retain the right, in their sole discretion, to waive the Notice Period in whole or in part or to place Grantee on paid leave for all or part of the Notice Period. If the Employer or the Company waives or shortens the Notice Period, Grantee will only receive base salary/draw and benefits through Grantee’s termination date.

Exhibit 10.1
Section 2.3 - Restrictive Covenants.
(a)Employee Non-Solicitation. Grantee agrees that during employment (including any Notice Period) and for a period of one (1) year after the date of the termination of Grantee’s employment for any reason, Grantee will not, without the Company's prior written consent, directly or indirectly: (a) solicit or induce, or cause others to solicit or induce, any employees of a Cowen Inc. Company (defined below) to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of a Cowen Inc. Company; or (c) encourage or assist in the hiring process of any Cowen Inc. Company employee or in the modification of any such employee's relationship the Cowen Inc. Company, or cause others to participate, encourage or assist in the hiring process of any employees of a Cowen Inc. Company.
(b)Non-Competition Obligation. In order to safeguard the Employer’s and the Company’s Protectable Interests (as defined below), Grantee agrees that if he or she has a Front Office position, during Grantee’s employment and Post-employment Period after Grantee’s employment terminates, Grantee will not, without prior written consent of the Company’s Head of Human Resources, directly or indirectly, on behalf of a Competitor, engage in Competitive Activity (the restriction under this Paragraph, the “Non-competition Obligation”). The length of the post-employment Non-Competition Obligation will be equal to the length of Grantee’s Notice Obligation as of the date of Grantee’s termination of employment (the “Post-employment Period”). For example, if Grantee has a 3-month Notice Obligation, the length of Grantee’s Post-employment Period is three (3) months. The post-employment Non-competition Obligation does not apply if Grantee’s employment is terminated by the Company without Cause. If Grantee fully complies with Grantee’s Notice Obligations, the length of Grantee’s Post-employment Period will be reduced by the number of days Grantee remains on payroll during the Notice Period (for example, if Grantee’s Employer holds Grantee to Grantee’s full Notice Period, Grantee will not have any further Post-employment Period if Grantee fully complies with the Notice Obligations). Grantee acknowledges that this Non-Competition Obligation is in addition to any client non-solicitation obligation set forth in any offer letter, Terms and Conditions of Employment, or deferred compensation award agreement, and that such agreements are amended to add this Non-Competition Obligation; provided, however, that if Grantee has agreed to a longer post-employment non-competition period in an offer letter or Terms and Conditions of Employment, the longer length of time governs. If the Grantee has an Employment Agreement in effect as of the Grant Date, then that Employment Agreement governs.
(c)Non-Disclosure of Confidential or Proprietary Information. The Grantee shall not at any time, whether during Grantee’s employment or following the termination of Grantee’s employment, directly or indirectly, publish, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or as required as part of Grantee’s position with the Company, any Confidential or Proprietary Information with respect to any aspect of its operations, business or clients. "Confidential or Proprietary Information" shall mean any secret, confidential or proprietary information of a Cowen Inc. Company that is not generally known to the public to which you gain access by reason of your employment and includes, but is not limited to, information relating to all principals, officers, and employees, all present or potential clients and investors; work product developed by and research conducted by a Cowen Inc. Company; research reports, models, and notes; business and marketing plans; sales, trading and financial data and strategies; legal and/or regulatory matters; operational costs; pitch books and presentation materials; client and investor lists; client contact and account information; pipelines; investor information; budgets; engagement letters; all current and prospective client confidential information; financial models; and internal procedures, manuals and guidebooks. This Paragraph does not prohibit any disclosure: (i) made for the purpose of reporting a suspected violation of law or claiming retaliation for reporting a violation of law in confidence to (A) the Equal Employment Opportunity Commission, the National Labor Relations Board, the

Exhibit 10.1
Occupational Safety and Health Administration, the Securities and Exchange Commission, FINRA, or any other federal, state or local government, agency or commission (“Government Agency”), (B) your attorney, or (C) in a sealed court document; (ii) made in cooperation with an investigation by a Government Agency; or (iii) required pursuant to a subpoena or other legal process; provided, however, with respect to a disclosure under (iii), other than to a Government Agency, that Grantee agrees to give the Company prompt written notice of the disclosure so that the Company may seek a protective order or waive Grantee’s compliance with this paragraph. Upon termination of Grantee’s employment for any reason, or at any other time requested by the Employer or the Company, Grantee agrees to immediately return all Confidential or Proprietary Information in Grantee’s possession, custody or control, and upon request of the Employer or the Company, agrees to execute an affidavit confirming Grantee’s compliance with this obligation.
(d)Non-Disparagement. The Grantee shall not at any time, whether during the Grantee’s employment or following any termination thereof, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors, officers or employees of the Company or any Affiliate. Grantee agrees not to take any action which is intended, or would reasonably be expected, to harm the reputation of a Cowen Inc. Company, or which would reasonably be expected to lead to negative publicity to a Cowen Inc. Company.
(e)Company Property. All records, files, memoranda, reports, customer information, client and investor lists, documents, Work Made for Hire (defined below) and equipment relating to the business of the Company or any Affiliate that the Grantee prepares or possesses, or with which the Grantee comes into contact, in either case while the Grantee is an employee of the Company or any Affiliate, shall remain the property of the Company or such Affiliate. The Grantee agrees that upon the Grantee’s termination of employment for any reason, the Grantee shall provide to the Company and any Affiliate, as applicable, all documents, papers, files, and other material in the Grantee’s possession and under the Grantee’s control that are connected with or derived from the Grantee’s services to the Company or any Affiliate.
(f)Intellectual Property. Grantee agrees that the following, without limitation, belongs to and shall be the sole intellectual property of the Company: all inventions, improvements, products, designs, specifications, original works of authorship, trademarks, service marks, trade dress, discoveries, formulas, algorithms, processes, models, software or computer programs (including any modifications), data processing systems, analyses, data, techniques, trade secrets, know-how, ideas, creations, or work product (regardless of whether it contains Confidential or Proprietary Information or trade secrets), and any applications and registrations thereto, conceived, developed, made or improved on by Grantee: (i) in the course of employment with or work for a Cowen Inc. Company; or (ii) with the use of a Cowen Inc. Company’s time, material or facilities in any way related to or pertaining to or connected with the present or anticipated business, development, work or research of a Cowen Inc. Company (“Work Made for Hire”). The Company shall exclusively own all rights, title and interest in any Work Made for Hire, and shall be the author for all purposes under copyright law. Grantee hereby assigns such Work Made for Hire to the Company and agrees, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by the Cowen Inc. Company. If any intellectual property is not deemed a Work Made for Hire, or if Grantee, by operation of law, is deemed to obtain any rights to the Work Made for Hire, Grantee shall irrevocably assign to the Company, without further compensation or consideration, your entire right, title, and interest in and to the intellectual property. Grantee further agrees not to impermissibly reproduce, copy, display, distribute, forward, plagiarize, or use (whether in hardcopy or electronically, including via e-mail) any Third Party Copyrighted Materials in violation of any license, subscription agreement, or law. “Third Party Copyrighted Materials” are copyrighted works, other than those of a Cowen Inc. Company including, but are not limited to, printed articles from publications; electronic articles and reports in online publications; database content; websites; streaming media; musical compositions, mobile apps;

Exhibit 10.1
online videos; movies; sound recordings, including in digital form such as downloads and streams; images; presentations; training materials; manuals; documentation; computer programs, software programs, and blogs.
(g)Compliance with Company Policies. The Grantee agrees to comply fully with the applicable internal policies of the Company and the Employer including, but not limited to, those contained in the Company’s and the Employer’s Employee Handbook, Code of Business Conduct and Ethics, and compliance policies and procedures. The Company’s right to modify these policies does not affect Grantee’s duty to comply with these policies at all times.
(h)Cooperation. The Grantee agrees to cooperate fully with the Company and the Employer at any time, whether during the Grantee’s employment or following any termination thereof, taking into account the requirements of any subsequent employment by the Grantee, on all matters relating to the Grantee’s employment, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records, and other documents within the Grantee’s control, provided, however, that the Grantee need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by the Grantee with the intention to circumvent the operation of this Section or cause a waiver of attorney-client privilege). Without limiting the generality of the foregoing, the Grantee shall cooperate fully and truthfully in connection with any (1) past, present, or future suit, action, claim, or other proceeding; (2) inquiry, proceeding, or investigation by or before any governmental authority; (3) arbitration, mediation, or other alternative dispute resolution process, in each case involving the Company, the Employer, or any Affiliates; and (4) internal investigation. In connection with the Grantee’s providing such cooperation, the Company or the Employer, as applicable, shall reimburse the Grantee for reasonable, pre-approved expenses in connection with such cooperation.
(i)Publicity Consent. In connection with Grantee’s employment, Grantee grants the Cowen Inc. Companies the right to use his or her name, likeness, image, portrait, voice, and appearance for business purposes including, but not limited to, videos, audio recordings, photographs, publications, advertisements, news releases, websites, and any promotional materials (the “Materials”). Grantee acknowledges that he or she has no right, title, or interest in and to the Materials, and voluntarily waives the right to inspect or approve the use of the Materials. Grantee releases the Cowen Inc. Companies from all claims under federal, state and local law arising out of the Cowen Inc. Companies’ use of the Materials.
(j)Grantee Representations Supporting Restrictive Covenants. Grantee acknowledges and recognizes the highly competitive nature of the Employer’s and the Company’s business, that the Employer will invest time and resources into Grantee’s training and education in furtherance of Grantee’s position, and that by virtue of Grantee’s position, Grantee will have access to the Employer’s and the Company’s Confidential and Proprietary Information and trade secrets (collectively, “Protectable Interests”). Grantee understands that the restrictive covenants contained in this Agreement may limit Grantee’s ability to earn a livelihood in a position similar to or involving the same activities Grantee perform for the Employer, but Grantee acknowledges that Grantee will receive compensation and other benefits, including training and access to Confidential and Proprietary Information, sufficient to justify these restrictions. Grantee further acknowledges that given Grantee’s education, skills, and abilities, Grantee does not believe that the restrictive covenants in this Agreement will prevent Grantee from earning a livelihood. Grantee recognizes that the Company would not award the RSUs and Deferred Cash pursuant to this Agreement if Grantee was not willing to agree to the restrictive covenants contained in this Agreement.

Exhibit 10.1
Section 2.4 - Breach/Injunctive Relief.
In the event of a Breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, the Company and the Employer will be entitled to specific performance of its rights under this Agreement. The Grantee acknowledges that the Company shall suffer irreparable harm in the event of a Breach or prospective Breach, and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Grantee resides. The Grantee further agrees that the Company and the Employer shall be entitled to recover all costs and expenses (including attorneys’ fees and expenses) incurred in connection with the enforcement of the Company’s rights hereunder including, but not limited to, with respect to a Breach.
Section 2.5 - Offset.
In the event that the Grantee voluntarily terminates employment or if the Grantee’s employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money or other property due to the Company from the Grantee, or advanced or loaned to the Grantee by the Company, from any money or property owed to the Grantee or the Grantee’s estate by the Company as a result of such termination of employment, except to the extent such withholding or offset is not permitted under Section 409A of the Code (“Section 409A”), without the imposition of additional taxes or penalties on the Grantee.
Section 2.6 - Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby), other than the agreement to arbitrate set forth in Section 2.14, which is governed by and construed in accordance with the Federal Arbitration Act (“FAA”). Grantee consents that any arbitration with respect to this Agreement or Grantee’s employment will be brought in the New York County. To the extent that Grantee or the Company is permitted to commence a court action, Grantee consents to venue and personal jurisdiction in the state and federal courts in New York County, and Grantee waives any right to a jury trial in any such action.
Section 2.7 - Interpretation of Agreement.
Subject to the Plan, the Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.
Section 2.8 - Notices.
Any notice, other than notice by the Company relating to the Tax Withholding Amount and a resignation notice by Grantee, to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: General Counsel, and to the Grantee at the Grantee’s last known home address provided by Grantee to the Company as of the date of notice or at such other address as either party may hereafter designate in writing to the other by like notice. Notice by the Company relating to the Tax Withholding Amount may be sent to the Grantee via e-mail.

Exhibit 10.1
Section 2.9 - Effect of Agreement/Acknowledgment/Brokerage Account Requirement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. This Agreement shall only become effective and binding on the Company in the event that Grantee shall within forty-five (45) days after the Grant Date: (i) return this signed Agreement to the Company’s Human Resources Department; and (ii) open and activate a brokerage account with the Company’s stock plan administrator.
Section 2.10 - Complete Agreement/Severability.
This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement. Any provision of this Agreement held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions. If any court or arbitrator determines that the Notice Period or restrictive covenants, or any part thereof, are invalid or unenforceable, it is the intention of the parties that these Sections shall not be terminated but shall be deemed to be amended to the extent required to make them valid and enforceable.
Section 2.11 - No Right to Continued Employment.
Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company, Employer or any Affiliate.
Section 2.12 - Section 409A.
The intent of the parties is that payments under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Grantee has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six (6) month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In the event that any provision of this Agreement would cause this Agreement fail to comply with Section 409A, to the extent subject thereto, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

Exhibit 10.1
Section 2.13 - Entire Agreement.
Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the Awards and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the Awards.
Section 2.14 - Arbitration.
(a)Any and all disputes with the Company, the Employer, or any Affiliate arising out of or relating to this Agreement or to the Grantee’s employment will be submitted to and resolved exclusively by the Financial Industry Regulatory Association (“FINRA”) in accordance with its rules, unless Grantee is not registered or is not subject to FINRA’s jurisdiction, then by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures. In the event of arbitration before the AAA, the arbitrator’s fees and the administrative costs associated with holding the arbitration hearing (e.g., set-up and calendaring, room costs, etc.) will be paid by the Company; however, Grantee will be responsible for paying Grantee’s attorney’s fees, witness fees, and all other personal legal expenses related to Grantee’s legal representation. In agreeing to arbitrate Grantee’s claims, Grantee recognizes that Grantee is waiving Grantee’s right to a trial in court and by a jury. The arbitration award shall be binding upon Grantee, the Company, the Employer, and any Affiliate and judgment upon the award may be entered in a court of competent jurisdiction. This arbitration provision applies to, but is not limited to, statutory discrimination, harassment, and retaliation claims under federal, state and local law.
(b)Grantee agrees to waive any right to bring, participate in, or recover any relief from a class, collective or other representative action against the Company or its Affiliates to the maximum extent permitted by law. If Grantee is included in a class, collective or other representative action, Grantee will take all steps necessary to opt-out of the action or refrain from opting-in. A court must decide any issue concerning the validity of this waiver, and an arbitrator does not have the authority to consider it or to allow Grantee to serve as a representative of others in arbitration pursuant to this Section. If for any reason a court finds this waiver unenforceable, the class, collective or representative claim may only be heard in court and not arbitrated, and to the fullest extent permitted by law, Grantee waives the right to a jury for any such claims. Grantee retains the right to challenge the validity of this waiver.
(c)This arbitration provision does not apply to: (i) a claim for injunctive relief permitted under this Agreement, any Employment Agreement, offer letter, Terms and Conditions of Employment, or deferred compensation award agreement, for which jurisdiction shall be reserved in the federal and/or state courts in New York County, with the parties consenting to personal jurisdiction; (ii) any claim arising under Sarbanes-Oxley; and (iii) claims prohibited by law from being arbitrated.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee’s hand on the date indicated below.
COWEN INC.

Signed:
    [insert name]             Date